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Exhibit 99.1

GCO EDUCATION LOAN FUNDING TRUST-1
OFFICER'S CERTIFICATE OF THE
SUBSERVICER

GCO Education Loan Funding Corp. 152 West 57th Street, 60th Floor New York, NY 10019 Attention: Kenneth C. Rogozinski	Standard & Poor's Ratings Services 55 Water Street New York, NY 10041 Attention: Asset-Backed Surveillance Group
Zions First National Bank 717 17th Street, Suite 301 Denver, CO 80202 Attention: Corporate Trust Department	Fitch Ratings One State Street Plaza New York, NY 10004 Attention: Structured Finance
GCO Education Loan Funding Trust-I c/o Wilmington Trust Company Rodney Square North, 1100 North Market Street Wilmington, DE 19890-0001 Attention: Corporate Trust Administration	Moody's Investors Service Inc. 99 Church Street New York, NY 10007 Attention: Structured Finance

        Pursuant to Section 12.01 of the Indenture of Trust by and among GCO Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of Great Lakes Education Loan Services, Inc. ("the Subservicer") during the calendar year ended December 31, 2004 and of its performance under the Student Loan Origination and Servicing Agreement, dated as of January 28, 2003, between the Subservicer and Greystone Servicing Corporation, Inc., as Servicer (the "Subservicing Agreement") has been made under the supervision of the undersigned; and (b) to the best of the undersigned's knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

GREAT LAKES EDUCATION LOAN SERVICES, INC., as Subservicer
Dated as of: December 31, 2004	By:	/s/ MICHAEL J. NOACK
	Name:	Michael J. Noack
	Title:	Chief Servicing Officer

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GCO EDUCATION LOAN FUNDING TRUST-1 OFFICER'S CERTIFICATE OF THE SUBSERVICER